EXHIBIT INDEX
Exhibit        Description
No.
99.1         Press Release, dated August 3, 2018, of Saul Centers, Inc.

Section 2: EX-99.1 (EX-99.1)
Exhibit 99.1
SAUL CENTERS, INC.
7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522
(301) 986-6200
Saul Centers, Inc. Reports Second Quarter 2018 Earnings
August 3, 2018, Bethesda, MD.
Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust ("REIT"), announced its operating results for the quarter ended June 30, 2018 (“2018 Quarter”). Total revenue for the 2018 Quarter increased to $56.3 million from $55.9 million for the quarter ended June 30, 2017 (“2017 Quarter”). Operating income, which is net income before the impact of change in fair value of derivatives, loss on early extinguishment of debt and gains on sales of property and casualty settlements, if any, increased to $15.4 million for the 2018 Quarter from $14.4 million for the 2017 Quarter.
Net income available to common stockholders increased to $9.6 million ($0.43 per diluted share) for the 2018 Quarter from $8.4 million ($0.38 per diluted share) for the 2017 Quarter.
Same property revenue increased $0.7 million (1.2%) and same property operating income increased $0.1 million (0.3%) for the 2018 Quarter compared to the 2017 Quarter. We define same property revenue as property revenue minus the revenue of properties not in operation for the entirety of the comparable reporting periods. We define same property operating income as property operating income minus the results of properties which were not in operation for the entirety of the comparable periods. Shopping Center same property operating income for the 2018 Quarter totaled $32.3 million, a $0.1 million increase from the 2017 Quarter. Mixed-Use same property operating income totaled $10.3 million, unchanged from the prior year.
As of June 30, 2018, 94.0% of the commercial portfolio was leased (not including the residential portfolio), compared to 94.3% at June 30, 2017. On a same property basis, 94.0% of the commercial portfolio was leased as of June 30, 2018, compared to 95.6% at June 30, 2017. As of June 30, 2018, the residential portfolio was 98.6% leased compared to 96.7% at June 30, 2017.
For the six months ended June 30, 2018 (“2018 Period”), total revenue decreased to $112.8 million from $114.4 million for the six months ended June 30, 2017 (“2017 Period”). Operating income decreased to $30.4 million for the 2018 Period from $31.8 million for the 2017 Period. The decrease in operating income was primarily due to (a) the net impact of terminating leases for the spaces previously occupied by Safeway at Broadlands and Kmart at Kentlands ($3.6 million), partially offset by (b) increased capitalized interest ($1.0 million), and (c) an increase in residential rent ($0.7 million).
Net income available to common stockholders decreased to $16.4 million ($0.74 per diluted share) for the 2018 Period compared to $19.0 million ($0.87 per diluted share) for the 2017 Period. The decrease in net income available to common stockholders was primarily due to extinguishment of issuance costs upon redemption of preferred shares ($2.3 million).
Same property revenue decreased $1.2 million (1.1%) and same property operating income decreased $2.7 million (3.1%) for the 2018 Period, compared to the 2017 Period. Shopping Center same property operating income decreased 4.0% and mixed-use same property operating income decreased 0.3%. Shopping Center same property operating income decreased primarily due to (a) the net impact of terminating leases for the spaces previously occupied by Safeway at Broadlands and Kmart at Kentlands ($3.6 million), partially offset by (b) an increase in base rent ($2.3 million).
Funds from operations ("FFO") available to common stockholders and noncontrolling interests (after deducting preferred stock dividends) was $23.8 million ($0.79 per diluted share) in the 2018 Quarter compared to $23.0 million ($0.78 per diluted share) in the 2017 Quarter. FFO for the 2018 Quarter increased primarily due to lower interest and amortization of debt expense. FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus real estate depreciation and amortization, excluding gains and losses from property dispositions and impairment charges on real estate assets.
FFO available to common stockholders and noncontrolling interests (after deducting preferred stock dividends and the impact of preferred stock redemptions) decreased 8.8% to $44.4 million ($1.48 per diluted share) in the 2018 Period from $48.6 million ($1.66 per diluted share) in the 2017 Period. FFO available to common stockholders and noncontrolling interests decreased primarily due to (a) the net impact of terminating leases for the spaces previously occupied by Safeway at Broadlands and Kmart at Kentlands ($3.6 million) and (b) extinguishment of issuance costs upon redemption of preferred shares ($2.3 million), partially offset by (c) higher base rent ($1.9 million).

www.SaulCenters.com

Saul Centers, Inc. is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland, which currently operates and manages a real estate portfolio of 59 properties which includes (a) 49 community and neighborhood shopping centers and six mixed-use properties with approximately 9.2 million square feet of leasable area and (b) four land and development properties. Over 85% of the Saul Centers' property operating income is generated by properties in the metropolitan Washington, DC/Baltimore area.

Contact:    Scott Schneider
(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2018	December 31, 2017
	(Unaudited)
Assets
Real estate investments
Land	$450,256	$450,256
Buildings and equipment	1,263,865	1,261,830
Construction in progress	139,285	91,114
	1,853,406	1,803,200
Accumulated depreciation	(507,084)	(488,166)
	1,346,322	1,315,034
Cash and cash equivalents	6,425	10,908
Accounts receivable and accrued income, net	50,634	54,057
Deferred leasing costs, net	27,139	27,255
Prepaid expenses, net	1,669	5,248
Other assets	14,293	9,950
Total assets	$1,446,482	$1,422,452

Liabilities
Notes payable	$869,272	$897,888
Revolving credit facility payable	23,065	60,734
Term loan facility payable	74,543	—
Dividends and distributions payable	18,599	18,520
Accounts payable, accrued expenses and other liabilities	29,078	23,123
Deferred income	25,594	29,084
Total liabilities	1,040,151	1,029,349

Equity
Preferred stock	180,000	180,000
Common stock	223	221
Additional paid-in capital	361,413	352,590
Distributions in excess of accumulated net income and accumulated other comprehensive loss	(204,689)	(198,406)
Total Saul Centers, Inc. equity	336,947	334,405
Noncontrolling interests	69,384	58,698
Total equity	406,331	393,103
Total liabilities and equity	$1,446,482	$1,422,452

Saul Centers, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Property revenue	(unaudited)		(unaudited)
Base rent	$45,943	$45,575	$91,810	$90,051
Expense recoveries	8,601	8,337	17,373	16,931
Percentage rent	249	519	667	901
Other property revenue	1,431	1,466	2,769	6,467
Total property revenue	56,224	55,897	112,619	114,350
Property expenses
Property operating expenses	6,732	6,473	13,856	13,125
Provision for credit losses	143	207	429	550
Real estate taxes	6,778	6,700	13,622	13,290
Total property expenses	13,653	13,380	27,907	26,965
Property operating income	42,571	42,517	84,712	87,385

Other revenue	69	10	170	23
Other expenses
Interest expense and amortization of deferred debt costs	11,237	11,900	22,764	23,764
Depreciation and amortization of deferred leasing costs	11,351	11,691	22,700	23,033
General and administrative	4,647	4,514	9,068	8,815
Total other expenses	27,235	28,105	54,532	55,612
Operating income	15,405	14,422	30,350	31,796
Change in fair value of derivatives	(12)	(1)	(12)	(1)
Gain on sale of property	509	—	509	—
Net income	15,902	14,421	30,847	31,795
Income attributable to noncontrolling interests	(3,359)	(2,911)	(5,718)	(6,581)
Net income attributable to Saul Centers, Inc.	12,543	11,510	25,129	25,214
Extinguishment of issuance costs upon redemption of preferred shares	—	—	(2,328)	—
Preferred stock dividends	(2,953)	(3,094)	(6,356)	(6,188)
Net income available to common stockholders	$9,590	$8,416	$16,445	$19,026
Per share net income available to common stockholders
Basic and diluted	$0.43	$0.38	$0.74	$0.87

Weighted Average Common Stock:
Common stock	22,260	21,846	22,219	21,796
Effect of dilutive options	28	81	34	114
Diluted weighted average common stock	22,288	21,927	22,253	21,910

Reconciliation of net income to FFO available to common stockholders and noncontrolling interests (1)
	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2018	2017	2018	2017
	(unaudited)		(unaudited)
Net income	$15,902	$14,421	$30,847	$31,795
Subtract:
Gain on sale of property	(509)	—	(509)	—
Add:
Real estate depreciation and amortization	11,351	11,691	22,700	23,033
FFO	26,744	26,112	53,038	54,828
Subtract:
Extinguishment of issuance costs upon redemption of preferred shares	—	—	(2,328)	—
Preferred stock dividends	(2,953)	(3,094)	(6,356)	(6,188)
FFO available to common stockholders and noncontrolling interests	$23,791	$23,018	$44,354	$48,640
Weighted average shares:
Diluted weighted average common stock	22,288	21,927	22,253	21,910
Convertible limited partnership units	7,726	7,497	7,646	7,476
Average shares and units used to compute FFO per share	30,014	29,424	29,899	29,386
FFO per share available to common stockholders and noncontrolling interests	$0.79	$0.78	$1.48	$1.66

(1)
The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding impairment charges on real estate assets and gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what the Company believes occurs with its assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.

Reconciliation of property revenue to same property revenue
(in thousands)	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Total property revenue	$56,224	$55,897	$112,619	$114,350
Less: Acquisitions, dispositions and development properties	—	(344)	(2,421)	(2,934)
Total same property revenue	$56,224	$55,553	$110,198	$111,416

Shopping Centers	$40,848	$40,239	$79,400	$81,086
Mixed-Use properties	15,376	15,314	30,798	30,330
Total same property revenue	$56,224	$55,553	$110,198	$111,416

Total Shopping Center revenue	$40,848	$40,583	$81,821	$84,020
Less: Shopping Center acquisitions, dispositions and development properties	—	(344)	(2,421)	(2,934)
Total same Shopping Center revenue	$40,848	$40,239	$79,400	$81,086

Total Mixed-Use property revenue	$15,376	$15,314	$30,798	$30,330
Less: Mixed-Use acquisitions, dispositions and development properties	—	—	—	—
Total same Mixed-Use property revenue	$15,376	$15,314	$30,798	$30,330

Reconciliation of property operating income to same property operating income
	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2018	2017	2018	2017
	(unaudited)		(unaudited)
Property operating income	$42,571	$42,517	$84,712	$87,385
Less: Acquisitions, dispositions and development properties	—	(73)	(2,024)	(2,047)
Total same property operating income	$42,571	$42,444	$82,688	$85,338

Shopping Centers	$32,274	$32,132	$62,298	$64,896
Mixed-Use properties	10,297	10,312	20,390	20,442
Total same property operating income	$42,571	$42,444	$82,688	$85,338

Shopping Center operating income	$32,274	$32,205	$64,322	$66,943
Less: Shopping Center acquisitions, dispositions and development properties	—	(73)	(2,024)	(2,047)
Total same Shopping Center operating income	$32,274	$32,132	$62,298	$64,896

Mixed-Use operating income	$10,297	$10,312	$20,390	$20,442
Less: Mixed-Use Acquisitions, dispositions and development properties	—	—	—	—
Total same Mixed-Use property operating income	$10,297	$10,312	$20,390	$20,442